Exhibit 99.2

Investment Community Conference Call

Thursday, November 9, 2006, 4:00 PM Eastern

Operator

Ladies and Gentlemen, and welcome to the QuadraMed Q3 2006 investor conference call. Today’s call is being recorded and webcast and replays will be available on the QuadraMed website within 24 hours. All participants will be in a listen-only mode until the question and answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation.

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contain forward-looking statements by QuadraMed as defined in section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, that are subject to risks and uncertainties. The words believe, expect, anticipate, intend, plan, estimate, may, should, could, and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance, and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission.

At this time I would like to introduce Keith B. Hagen, QuadraMed’s President and Chief Executive Officer. Mr. Hagen, please go ahead.

Keith Hagen - QuadraMed Corp. - President & CEO

Thank you very much, Teresa. Good afternoon, Ladies and Gentlemen, and thank you for joining us. With me on the call is QuadraMed’s Chief Financial Officer, Dave Piazza. There are also other members of the management team here who may participate in the Q&A.

Dave will discuss the financial statements, then I will discuss what I believe our key aspects of the business, after which we’ll take your questions. Dave?

Dave Piazza - QuadraMed Corp - CFO

Thanks, Keith and good afternoon everyone. First of all I’d like to apologize for not issuing our release early in the morning as is customary, but due to some logistical issues it got held up. But hopefully you all now have it and have had a few minutes to review it.

In that release as you saw, we reported our third quarter results which included revenues of $33 million, income from operations of $5.6 million, net income of $6 million and EBITDA of $7.4 million. For the 9 months ended we reported revenues of $94 million, income from operations of $7.2 million, net income of $8 million, and EBITDA of $13.2 million. Our revenues of $33 million during the quarter were $1 million higher than the $32 million that we reported during the second quarter, and $3 million greater than what we reported in the third quarter of last year. And this is the second quarter in a row in which we have exceeded our expected quarterly revenue range of between $29 million and $31 million.

And our success was again due to the same factors that led to our second quarter revenue of $32 million. That is, simple blocking and tackling on every account we had scheduled in our backlog. And that means installing products and delivering services on or ahead of schedule, identifying and resolving customer issues on a timely and efficient manner. We’re resurrecting old issues and resolving those, and also collecting old receivables. Our revenue recognition criteria includes several elements, but one of those is collectability must be certain, and when an issue arises that results in a customer disputing or withholding payment, we oftentimes will put that customer’s revenue plan on hold. And in that case, we don’t recognize revenue until the issue is resolved and the monies are collected. And this overall process might also include a contract amendment as well, which takes time. So only after all of these steps are finalized do we then release the revenue plan and recognize the revenue.

So in the current quarter, approximately $2.5 million of the revenue was added as a result of these efforts. And also remember that approximately two-thirds of our revenue was recurring or renewable in nature, so that means the other one-third has to come from new service contracts, perpetual license contracts, and percentage of completion contracts. And at the beginning of this year, our inter-departmental teams began to focus at all levels on project completion and problem resolution in a unified way. And this quarter’s revenue again shows the fruits of that labor. We are very pleased with this quarter’s revenues, and will continue our focus on our customer contract implementation on all fronts. But due to the fact that this variable component of our revenue is the function of the nature, the timing, quantity and size of contracts, we believe that future quarterly revenues will still be more in line with the average of $29 million to $31 million that we have been experiencing in the past. This statement is consistent with what we have said on previous calls and presentations.

Turning to gross margin, we reported approximately 67% during the quarter and 64% year-to-date. This compares to 64% we reported in Q2 and 62% we recorded in Q3 of last year. Although the 67% is higher than usual, we believe that the year-to-date, 64%, is more in line with our previous comments of gross margin in the low-60% range. The majority of the increase that we’ve experienced in gross margin for the current quarter is again due to the increases in maintenance and license revenues and reduction in the amount of amortization of intangibles that is included in our cost of license.

Turning to operating expenses, operating expenses for the quarter totaled $16.4 million and this compares to $17.2 million in the third quarter of last year, after we removed the effects of severance and exit costs of facility closings that we incurred during that quarter. And it compares to $16.9 million in Q2 of this year. As we expected, the effects of our reorganization and other cost-cutting initiatives have continued to be seen in the results of the current quarter. And we expect these organizational changes to hold relatively firm into Q4 as we have been very conscientious about headcount. In our last quarter’s call I stated that due to the seasonal nature of some of our business, some expense items may increase in Q3 and Q4. I gave an example of sales, travel, and commissions since our sales plan is much higher during the second half of the year than in the first. Another example I gave was in the area of marketing and advertising, costs related to our strategic initiative that will be reflected in the latter half of the year, as well as cost of our users’ conference for example.

Well, in Q3 our sales and marketing costs overall were only $100K higher, but within that number, marketing and advertising were over $400K higher. And travel and commissions were slightly lower even though we hit our sales targets. But for Q4 I still expect these items to be higher than earlier in the year and higher than third quarter, as year-end is typically where we see the largest surge in sales results.

In addition, I should point out that we reported zero bad debt expense in the third quarter due in large part to our collection activity and overall accounts receivable management. And this has typically run about $400K to $500K per quarter, and it is a function of the risk assessed in our AR portfolio at any given point in time.

So overall I believe average total quarterly operating expenses should stay in the high $16 million to mid-$17 million range on the average, but due to some of the year-end seasonal items, Q4 could be in the low-$18 million range.

Net income is $6 million for this quarter, which compares to $3.8 million reported last quarter, and to the reported net loss of $3.9 million and pro forma net income of $700K for the third quarter of last year.

Again, the net increase in this quarter can be attributed primarily to the higher level of revenues, the overall 67% gross margin for that revenue, and lower levels of operating expenses.

Now before I turn the call back to Keith I want to make a few comments about the balance sheet and cash flow. As you’ve seen, we have almost $42 million in available cash, short term and long-term investments at September 30. This compares to $41 million at June 30 and $34 million at the year-end. And you may have also noted that for the first time, we are now investing cash in short-term issues, and this is reflected on our balance sheet and in the investing section of our statement of cash flow.

Our cash flow from operations for the quarter was $3 million compared to $4.1 million in Q2 and cash flow from operations is $12.4 million year-to-date. Our Q2 operating cash flow, as you recall, was seasonably high due to primarily collections of annual maintenance fees.

And finally, I am happy to report again that our DSOs have been further reduced, this time to 57 days at September 30. And this is down from 68 days at June 30, and down significantly from 84 days we reported as of the end of March.

As a part of our strategic initiatives, we initiated earlier this year a new and more aggressive approach to collections, and during just a few short months, we have seen the results and we will continue to employ these and other tactics in the future to further reduce DSOs over the long term — although we may encounter some seasonal spikes due to billings under our new VA contract, and annual maintenance billings in Q1 of next year.

Now I will turn the call back to Keith; Keith?

Keith Hagen - QuadraMed Corp. - President & CEO

Thanks, Dave.

I celebrated my 1-year anniversary with QuadraMed on October 17. This is my fifth earnings call, and I am pleased to report that the news continues to get better each quarter. So let me again recap some of the highlights of Q3:

•	Revenue of $33 million is up 10% over Q3 of 2005

•	Year-to-date revenue of $94 million is up 3% over the same period last year

•	We generated $6 million of net income in the quarter

•	Year-to-date net income of $8 million as compared to a net loss of $5.2 million over the same period last year

•	$42 million in cash, cash equivalents, and investments

•	We’ve signed another new name Affinity contract

•	Once again, we have had no significant one-time adverse events that affect our financial statements

•	We signed a $20.5 million contract with the Department of Veterans Affairs in October

•	Three of the last four quarters had positive net income

•	We now have two back-to-back positive net income quarters

•	DSOs are at 57 days as Dave just said

•	We achieved a 22% EBITDA to revenue ratio for the quarter and 14% year-to-date.

These are the best results the Company has put forth in many years, and perhaps ever. I know I have a biased opinion, but this all sounds pretty darn good to me. We have now signed 2 new name Affinity contracts this year, Wilkes and Midland. I discussed the Wilkes contract on the last call, so let me talk about Midland. This is a $2.1 million contract providing our revenue cycle management, identity management, electronic document management, and enterprise scheduling products. This is a great win for us, not only for the upfront contract but also because it allows us to build a relationship with this 320-bed healthcare delivery system.

In October we signed a $20.5 million contract with the Department of Veteran Affairs. This contract is broken down as follows; $8.6 million is a renewal of a one-year term license for our Encoder Product Suite, and $1.7 million is for training services related to that product; $5 million is a new one-year term license for our VIP Compliance Suite, and finally $5.2 million is for the implementation and training services related to the new VIP Products. Our goal is to fully install all 147 VA Hospitals with the new VIP functionality by the end of 2007.

Overall, our sales pipeline continues to hold at around $200 million, which is where it’s been all year. With the contracts we’ve signed and the deals that are in the works, we are on track to meet or exceed our 2006 sales goal of $75 million, which compares to the $67 million of sales bookings we had in 2005.

During the earnings call on March 15, I told you that our goal was to generate consistent and predictable net income. As you can see from the last two quarters, we continue to make progress towards that goal and strive to continue showing positive net income in the quarters to come.

We continue to generate positive cash flow from operations, again ending the quarter with $42 million in cash, cash equivalents, and investments. Historically I felt it was important to maintain a large cash balance as a means to show our clients and prospects that we are financially stable in light of the less than exciting income statement. Now that we have achieved a more compelling net income picture, we have the ability to reevaluate the best use of our cash. We have begun these discussions internally as part of our 2007 budget and strategic planning process.

Going forward, we will continue the fundamental business principles that have been successful over the last year. We will focus on building our reputation in the market, communicating our vision, managing our expenses, and implementing a wide range of management initiatives designed to grow and improve our business.

We’ll now take your questions. Teresa, over to you.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]. We will take our first question from John Henry with Blue Mountain Partners.

John Henry - Blue Mountain Partners - Analyst

Yes, hi. First of all, congratulations on another really good quarter.

Keith Hagen - QuadraMed Corp. - President & CEO

Thank you, John.

John Henry - Blue Mountain Partners - Analyst

And I’m glad to hear that you’re thinking about how to use your cash. I have two things; I think one of them is a big elephant still in the room is this preferred that’s hanging out there, which represents a lot of potential dilution, and it is the worst of both worlds, the service-like debt and after-tax dollars and represents a lot of dilution. Have you thought about or will you think about doing some kind of share repurchase as an antidote to that for redeeming part of it?

Keith Hagen - QuadraMed Corp. - President & CEO

Right now the Board has not had any discussions about repurchasing those shares so there’s no plans to repurchase those. We pay a dividend that’s, well it’s about 6.5% now; once the S-3s are accepted by the SEC, that dividend will go down to 5.5%. So the cost of that is relatively low if you go back in history that used to be debt that was turned into equity so the cost of having that out there is relatively low. And frankly, I think that there is other things that we can do to help grow the business with the cash.

John Henry - Blue Mountain Partners - Analyst

Don’t you pay those dividends though in after-tax dollars?

Keith Hagen - QuadraMed Corp. - President & CEO

Yes, but based on our NOL, we aren’t paying any taxes right now.

John Henry - Blue Mountain Partners - Analyst

Yes, well, for what it’s worth, we would love to see stock repurchase program and some of that dilution and potential dilution mopped up. But the second question I have is, I noticed about $28 million a year is in software development. Is that, first of all how much of your headcount is attributable to that? And what is that really? Is this R&D or is it modifying existing software or does that expense have any chance of coming down? Can any of it be outsourced?

Keith Hagen - QuadraMed Corp. - President & CEO

Well, let me try to run through those. What’s counted within R&D would be the analysis, design, development, documentation, QA for the product; it also includes the product management function; it includes the maintenance and defect fixes. A big part of it is regulatory updates. We are in a very highly-regulated industry, so both our patient accounting revenue cycle management area and our health information management area require a significant amount of work to stay up with the regulations, probably nearly half of that cost for those two areas is related to regulatory updates.

From a headcount point of view, it’s probably close to half of our headcount falls within that area, and maybe a little bit below that, and we’re constantly looking at it to make sure that we’re getting the most productivity out of that area, which is obviously clear to us that that’s a huge expense and we continue to focus that in the ways to continue to build our product and compete with frankly much larger organizations that invest a lot of money in R&D that we have to compete with.

John Henry - Blue Mountain Partners - Analyst

Okay. Thank you very much and congratulations again.

Keith Hagen - QuadraMed Corp. - President & CEO

Thank you, John.

Operator

We’ll take our next question from Joe Colquhoun from Avenue Capital.

Joe Colquhoun - Avenue Capital - Analyst

Hi guys; so two great quarters in a row, and very impressive EBITDA numbers, and Dave, on the DSOs, getting it down to 57 days, from your description of that am I to assume that you’re now doing a better job of making your customers happy so they’re paying you? Is that kind of the way you were describing it?

Dave Piazza - QuadraMed Corp - CFO

No, I think it’s, well it’s a combination of a variety of things, Joe. I think one of them might be that we were more aggressive in pursuing collection. I mean that’s probably the fundamental basic thing that we hadn’t historically been doing. And typically customers wouldn’t pay until they got that phone call, and they would let it go on for 60 or 90 days if they never got called. So although we had collection efforts going on, it was more based on low-hanging fruit rather than all the fruit. And so now we’re trying to get calls in to as many as we can.

But there were several issues that lingered on for some cases more than a year about outstanding items that the customer wasn’t paying for. So that’s what I was referring to when I said the unresolved issues are old issues, we got those resurfaced; we addressed those with the customer, not through our collectors but through folks on the business side, whether they be in sales or operations or whatever, and we got those resolved to the customer’s satisfaction so in fact they would cut loose the payments they owed us for stuff.

Joe Colquhoun - Avenue Capital - Analyst

Okay, so I think to some extent we’re saying the same thing. You made them satisfied so that they were able to release the payment to you.

Keith Hagen - QuadraMed Corp - CEO

Yes, there were certainly absolutely situations where things were being held up, we were able to put some resources on those projects to get the customer happy enough to be able to sign off, so absolutely in some cases, that’s correct.

Joe Colquhoun - Avenue Capital - Analyst

Okay and, Keith, you had a statement or a line in the press release that talked about building our reputation in the market. And I saw in the press release that came out this quarter that you signed some new business with Columbia Presbyterian in New York. Can you talk a little bit about that and is that something that helps your reputation to be in an institution like Columbia Presbyterian?

Keith Hagen - QuadraMed Corp. - President & CEO

Yes, I think it does. I think the importance of that particular press release was more related to who we’re doing business with rather than the size of that particular opportunity. And we’re certainly in a situation where I believe that success breeds success. Within our industry, people are purchasing, making purchasing decisions that can last them 10-15 years. They want to do business with organizations that are being successful and that they have a lot of confidence in and know that the organization and those products are going to be around for a very long time.

So now, as we start to improve our financials, our income statement and continue to maintain a strong balance sheet, as we start to sign new contracts, those things all help in starting to build the momentum, get the word out there that QuadraMed is here, that we’ve got great products, that we understand the care-based revenue cycle, and that we have products to help healthcare organizations both deliver quality care but also drive positive financial outcomes for their organizations.

So everything, from our financial reporting to our share price to deals that we sign and who we sign them with, all help to contribute to that.

Joe Colquhoun - Avenue Capital - Analyst

Okay, great. I guess maybe for both of you, you reiterated the revenue run rate that you’d given us in prior quarters as being something to look for, but at the same time you signed a much larger contract with the VA. Is it possible that that’s something we should watch for maybe a change in the future, sort of the kind of revenue run rate you’re going to be guiding for?

Keith Hagen - QuadraMed Corp. - President & CEO

Yes. Right now, I think as everybody knows, we don’t put out strict revenue guidance, particularly as far out as 2007. The VA contract definitely brings us new revenue opportunities. I did mention in my script that we believe that we’re on track to meet or exceed our $75 million internal sales goal, compared to $67 million that we signed the year before that. We have some of those contracts that take more than a year to recognize that revenue. We have some that we can get within the year. We, just like everybody else, have a certain amount of attrition out of the base. So all of those things will contribute to our revenue rates that we’ll have in 2007.

Joe Colquhoun - Avenue Capital - Analyst

Okay, and if I understood your answer to the last, to the earlier questioner, it sounded as though you didn’t have stock buybacks or preferred stock buybacks on the plate, but you did say in your prepared remarks that you were looking at options in terms of your now sizeable cash balance. Can you give us any more color on what you’re thinking about there?

Keith Hagen - QuadraMed Corp. - President & CEO

Unfortunately, not right now; the reason that I included that statement is that I’ve been asked in other calls and by specific investors that I talk to during the year about the cash balance. And so really I just wanted to get the point across that it is something that we now can take a look at, now that we have an income statement that is more compelling and more interesting and shows the success that the Company is having, now I don’t feel as strongly that we have to have this big cash balance in order to invoke confidence on the part of our customers and our prospects, that they will see the strong income statement and be comfortable with that and so that rises — that raises us to a level where we can now have as a Board of Directors, a discussion about it and those discussions are at the very beginning stages. We’re right now putting together our 2007 budgets and plans and then that also is when we re-evaluate our strategic plan as to how we take that to the next step.

So those things are in progress, but they’re still very early stages in the discussions.

Joe Colquhoun - Avenue Capital - Analyst

Great, well thanks a lot and again congratulations for a great quarter.

Keith Hagen - QuadraMed Corp. - President & CEO

Thank you, Joe.

Operator

[OPERATOR INSTRUCTIONS]. We’ll take our next question from Chris Cook from Zazove Associates.

Chris Cook - Zazove Associates - Analyst

Real quick question or I guess additional question on how much cash do you think you need to have on the balance sheet to give comfort to customers? I mean, it sounds like as of a year ago or a year-and-a-half ago you no longer get objections or competitors can’t raise the threat of “gosh, you don’t want to do business with QuadraMed because they’re, they may not be around in 5 years”. So it sounds like you’ve gotten comfortable that your balance sheet is, if not strong enough, maybe even over-capitalized as far as cash. I was just curious as to what kind of cash level are you thinking you might need.

Keith Hagen - QuadraMed Corp. - President & CEO

We haven’t, as a Board we haven’t gotten that far into discussions to figure out where we think that should be, and I really don’t have an answer for you off the top of my head. It’s part of what we’ll evaluate. I do think that we have been effective in taking that arrow out of the quiver, if you will, pardon the cliché, of our competitors, we’re going to come in and throw our 10-Qs around as collateral in the sales process. And I think that they’ll have a hard time doing that now. So now is the time to take a look at the balance sheet side of things and figure out how we can leverage that cash to grow our business.

Dave Piazza - QuadraMed Corp - CFO

But Chris, this is Dave, I’d add that probably 15, 18 months ago where we had about $20 million on the balance sheet and that was woefully low, and we are only $20 million away from that number, so although we’ve got a lot more than we had and we’re comfortable with it, I wouldn’t say we’re, I don’t personally feel we’re over-allocated in that respect right now.

Chris Cook - Zazove Associates - Analyst

Okay, fair enough. And then your deferred revenue, I guess I always struggle with how to treat changes in deferred revenue, as to whether it’s a working capital change or actually it’s a non-cash revenue that’s running through the quarterly income statement. I don’t know whether you guys try and model that or could help me with that as far as how much deferred revenue should come off the books every quarter, and if deferred revenue goes down in effect you haven’t replaced, I mean that’s non-cash revenue and you haven’t effectively replaced it with additional contract wins or revenue that will be recognized in the future.

Dave Piazza - QuadraMed Corp - CFO

Well I would treat it as a working capital item for the purpose of your analysis, and as you know it does bounce around in the year and it’s typically a function of maintenance billings, but it’s also a function of new contract signings and things too which are heavily weighted towards the end of the year. So the $45 level is probably, or the low-40s is probably the lowest you’ll see it any point in time. I think if you look at the trends quarter-over-quarter, probably over the last 8 quarters, you’ll see that it pretty much recycles itself over a 12-month period.

Chris Cook - Zazove Associates - Analyst

Got you, and usually it builds in the fourth and first quarters and then trends down in the second and third quarters?

Dave Piazza - QuadraMed Corp - CFO

Yes, and that’s because the maintenance billings happen in the beginning of the first quarter.

Chris Cook - Zazove Associates - Analyst

Right and I would assume given the contract signings you’ve had in the fourth quarter that you would expect it to actually trend up in the fourth quarter?

Dave Piazza - QuadraMed Corp - CFO

It’s all going to depend primarily on the fourth quarter billings for the government contract, which are a huge portion of the fourth quarter bookings.

Chris Cook - Zazove Associates - Analyst

Right, and you don’t have visibility on how that necessarily is going to —?

Dave Piazza - QuadraMed Corp - CFO

Not precisely right now because due to the way that the purchase order is procured this time in a single order versus last year it was multiple orders from different locations that the treatment may be different.

Chris Cook - Zazove Associates - Analyst

Got you, okay, all right thanks.

Operator

Next question from Adrian MacKay, Freestyle Fund.

Adrian MacKay - Freestyle Fund - Analyst

Can you give us an overview of how the competitive situation is there for you now? Are you seeing more competition from larger players trying to get business in smaller hospitals and just generally, who do you see yourselves competing against?

Keith Hagen - QuadraMed Corp. - President & CEO

Sure. I would say our main competitors on the enterprise deals would be McKesson, Siemens, and MediTech. Those would probably be the ones we are competing with the most. The other competitors kind of come and go depending on the deal that we’re in. In some of our other areas, we have different competitors. A third of our business is with our HIM (Health Information Management) product. Our brand name is Quantum for that. A major competitor there is 3M. We also have a very good part of our business which is our MPI services (Master Patient Index) and those are both database cleanup services as well as products, identity management products. So there, Initiate is a major competitor.

So it depends on the particular area, but for the enterprise products, it’s probably MediTech, McKesson, and Siemens. And that’s who we compete in and that’s 150-400 bed, 100-400 bed hospital segment of the market. There’s other players that compete at the below 100-bed size. We typically aren’t down at that end, and there’s others that are competing on the very high end, University Medical Center type of size, and while we have customers in that range, that’s not where we spend most of our time in the market so we don’t run into them.

So that’s pretty much who we compete with.

Adrian MacKay - Freestyle Fund - Analyst

Are these folks being more aggressive on pricing and all?

Keith Hagen - QuadraMed Corp. - President & CEO

I think no more than they have been. It’s a market that prices, you’re always competing on price and you’re always working to differentiate your products and your services and your vision, and what you bring to the table to justify your pricing and I don’t really see that significantly different now than it was a year ago.

Adrian MacKay - Freestyle Fund - Analyst

And one last question; Dave, in your kind of preamble here, you talked about roughly $2.5 million of revenue being from what sounded like more one-time items versus recurring items. Is that a good way to view the quarter?

Dave Piazza - QuadraMed Corp - CFO

Yes, those were among the accomplishments of the inter-departmental initiatives in collection and various other problem-solving with respect to revenue plans that had been put on hold. So that component, yes there is some of that every quarter, but it’s not the same ones and it’s not what I would expect to be a recurring level.

Adrian MacKay - Freestyle Fund - Analyst

What sort of margin would you expect on $2.5 million? Same as for the rest of the Company?

Dave Piazza - QuadraMed Corp - CFO

No, it would be much higher; in fact, a lot of the costs associated with those, for example if it were related to a maintenance contract whose revenue was put on hold, let’s say for 12 months, well those costs associated with that would have recognized in prior periods, so at a high level I would assume that there’s very little cost associated with this type of revenue.

Adrian MacKay - Freestyle Fund - Analyst

Okay, and just to close a little bit, seems like there is every quarter a little bit of this type of thing that typically appears. Is that fair?

Dave Piazza - QuadraMed Corp - CFO

Yes, there’s always some of this, but this quarter again, was a lot larger than usual.

Adrian MacKay - Freestyle Fund - Analyst

Okay, thanks a lot.

Operator

We will take our next question from Mike Hughes, Delaware Investments.

Mike Hughes - Delaware Investments - Analyst

On the $75 million sales goal versus $67 million, is that essentially just a bookings number that you’re targeting; is that what you’re referring to there?

Keith Hagen - QuadraMed Corp. - President & CEO

Yes, that’s exactly right, a bookings number and for us let me just run through what a booking is for us since it’s sometimes different from company to company. We sell 2 types of licenses, term licenses and perpetual licenses. So if the contract is a perpetual license, the booking will include the license, implementation, hardware, and 1-year of maintenance. If it’s a term license, it’ll be the full value of the term, so if it were $100,000 a year for 3 years, the sales booking would by $300,000.

And then the other places, services that we sell; supplemental services and we also have some places where we have, contracted services where we have actual people on site at some facilities so those would be a sales booking when we sign up one of those, and those are typically a 1-year contract that was then we have an opportunity to renew going forward.

So those things together would all add up to our sales booking.

Mike Hughes - Delaware Investment - Analyst

So that $75 million essentially converts into revenue over about a 12-month period on average? Is that right?

Keith Hagen - QuadraMed Corp. - President & CEO

To be honest with you, I don’t know the average, but it would really just, it depends; if it’s a large enterprise deal, it might be over 3 years. If it’s a 3-year term license, it would be over 3 years; if it’s a service, it would be 1-year; many of our products, even if they’re sold as a perpetual license like our HIM products, our identity management, our enterprise scheduling those would be within a year, so it really varies because we have so many different products, and they all have different dynamics.

Mike Hughes - Delaware Investment - Analyst

Okay so if you hit the $75 million number, which I think implies about a 15% growth over the year before, that doesn’t necessarily mean that the top line would grow at that rate because I guess maintenance is in there — maintenance is not in there rather, so that would kind of pull the growth rate down. But it would imply that the growth rate could be double digits next year, right?

Keith Hagen - QuadraMed Corp. - President & CEO

It would, to answer your first question, it would not necessarily imply a 15% revenue growth. And to answer your second question right now I’m just not in a position to give any guidance on what that growth would be.

Mike Hughes - Delaware Investment - Analyst

Okay. Two more questions; what’s you maintenance renewal rate?

Keith Hagen - QuadraMed Corp. - President & CEO

I don’t have that number with me.

Mike Hughes - Delaware Investment - Analyst

Okay, is it the same level it’s historically been?

Keith Hagen - QuadraMed Corp. - President & CEO

I don’t know. Again, we have, because of the wide variety of products we have, different renewal rates on the different ones. So across the whole Company all the products, it’s —.

Mike Hughes - Delaware Investment - Analyst

Fair enough. And the last question just on the expenses, specifically the software development and the G&A; is that basically a sustainable level what you reported this quarter?

Dave Piazza - QuadraMed Corp - CFO

Sustainable level meaning do we expect that in the future?

Mike Hughes - Delaware Investment - Analyst

Correct.

Dave Piazza - QuadraMed Corp - CFO

As I noted, I gave a range for the total expenses there which would include the G&A and software development. I think if you looked at the average over the last couple of quarters and that would probably be what we’d expect on the average for those, and what I tried to tell you was I expect for the fourth quarter for some of those to go up. For example, G&A is going to take the full brunt of any bad debt expense that we need to record in the fourth quarter. So the level that we’re showing for Q3 of 2006 for G&A is almost $4.4 million; never had zero bad debt expense so if I have $400,000 or $500,000 of bad debt expense that’s going to go up in the fourth quarter.

Likewise, sales and marketing we talked about some items there too (commission expense, some additional marketing costs related to strategic initiatives) so there’s several hundreds of thousands of dollars that might cause those to go up in the fourth quarter as well. Again, those are seasonal but the bad debt expense thing is sort of an average over an entire year, and it again depends on specifically what the AR portfolio, how that’s performing at the point in time that it’s measured.

Mike Hughes - Delaware Investment - Analyst

Okay I apologize; I had missed your prepared remarks. How about on the software development expense line? Is that the $7.3 million, is that kind of the run rate?

Dave Piazza - QuadraMed Corp - CFO

I think if you look at the average between Q2 and Q3, you’d get a good run rate there.

Mike Hughes - Delaware Investment - Analyst

Okay, thank you very much.

Operator

[OPERATOR INSTRUCTIONS].

It appears that we have no further questions.

Keith Hagen - QuadraMed Corp. - President & CEO

Great, well thank you, Teresa. Thank you everybody for participating in the call. We appreciate it; we appreciate your continuing to be interested in QuadraMed, and we will continue to do our very best to continue to drive this business forward. Thanks and have a great evening.

Dave Piazza - QuadraMed Corp - CFO

Thank you.

Operator

That does conclude today’s conference. At this time, you may disconnect.